Exhibit 99.1

CONTACT:	Dan Behrendt Chief Financial Officer
TASER International, Inc.
(480) 905-2000

Open Letter to Shareholders: Progress in our Video & Cloud Business

To All TASER Shareholders,

It’s been a little over a year since we introduced the AXON Flex™ camera system with EVIDENCE.com, a new and significant growth opportunity for TASER. This new technology is enabling us to expand our presence in a $10 to $20 billion dollar annual market for public safety technology for which we are uniquely positioned due to our relationship with more than 16,000 U.S. law enforcement agencies. I also want to share some insights from our Analyst Day hosted at NASDAQ in New York last month as many of you could not attend in person.

This week, the New York Times reported on a groundbreaking study from the Rialto (CA) Police Department and Cambridge University (UK) examining the effects of on-officer cameras, using our AXON Flex on-officer camera system. Employing a carefully controlled study design, the investigators demonstrated dramatic reductions in both citizen complaints against police (down 87.5%), and incidents involving the use of force (which were reduced by 59%). The Rialto study utilized a rigorous, prospective and randomized study design. Its results are further supported by results reported less formally from other agencies across the U.S.

Agency	Citizen Complaints	Use-of-Force
Rialto Police Department	Down 87.5%	Down 59%
Lake Havasu Police Department	Down 58%	Down 8%
Pittsburgh Police Department	Down 74%	Not Reported
Tonganoxie Police Department	Down 100%	Down 90%
Swinomish Police Department	Down 50%	Down 30%
Sikeston Police Department	Down 20%	Down 40%
Morrilton Police Department	Down 20%	Down 60%
Oviedo Police Department	Down 58%	Down 30%

This new data provides compelling evidence that the AXON Flex on-officer video system is fast becoming a proven capability to reduce our customers’ substantial legal costs. According the a study by the Associated Press, U.S. law enforcement agencies spend an average of more than $2,500 per officer per year in payouts to settle claims against the agency – which aggregates to well over $2 billion annually for agencies across the U.S.

We see several similarities to our market entry with TASER® weapons over a decade ago when looking at the video market. When we launched the TASER M26 in late 1999, there was widespread skepticism about electrical weapons. There were two factors that overcame this skepticism. The first factor was the emergence of statistics showing that the deployment of TASER M26™ devices was yielding significant and measurable reductions in injuries to both officers and suspects, as well as reductions in deaths during use-of-force incidents. This data was used to show that the cost savings from deploying TASER weapons yielded a significant and positive return on investment for the agency.

The second factor that overcame early TASER weapons skepticism was the personal experience of officers in the field. One officer, from Washington State, initially expressed that he had “zero” interest in using a TASER weapon. However, after just a few weeks in the field with a TASER M26, he was able to safely end dangerous situations where he would previously have had to place his personal safety at risk and potentially cause significant harm to the subject. In a later e-mail I recall him writing, “They can pry my TASER from my cold dead fingers!”

We are now seeing these same two factors emerge in the on-officer video space. In addition to the statistics shown above, which demonstrate that our video solutions yield substantial reductions in major cost areas, we now regularly hear from officers who tell us they do not want to go on duty without their AXON Flex camera. This feeling is compounded after the officer experiences a complaint that is quickly resolved due to the video. You can hear it from the officer in their own words in the video on our AXON Flex web page at http://www.taser.com/products/on-officer-video/axon-flex-on-officer-video

We have invested significant resources since 2008 to build our AXON Flex and EVIDENCE.com ecosystem. Fortunately, we have built a sound company that has enabled us to make these investments, while simultaneously returning over $52 million in cash to shareholders via share repurchases (with another $25 million share buyback currently in-process). All of these investments and cash returns have been funded by cash flow from the business.

We have set out on a mission to build technologies that make the world safer. We knew in our hearts that enabling public safety officers to record video events of encounters would greatly reduce the controversies surrounding police work – thereby reducing citizen complaints, litigation and the associated financial costs. However, even we were surprised to see just how significantly these new video capabilities altered the outcomes of these incidents themselves – deterring aberrant behavior such that the frequency of incidents escalating to violence has dropped dramatically where the AXON on-officer video system is employed.

At our Analyst Day in New York last month, we laid out our Public Safety Platform Strategy and a vision for how we can grow the company over the next 3-5 years. Our most valuable asset doesn’t come from any one product, or even our intellectual property portfolio of the more than 100 patents we hold for our core Conducted Electrical Weapon technology.

Our most valuable asset is the strong brand relationship that we have built with more than 16,000 law enforcement agencies around the world.

We realized our expertise is more than just making electrical weapons. Our most valuable expertise is in how to take advanced technology, make it reliable and easy to use for our core market, and deliver it with the training and support services to enable practical solutions for our public safety customers.

The last company to revolutionize law enforcement was TASER International. Through our TASER weapons, which are now deployed by more than 90% of U.S. law enforcement agencies, we have fundamentally changed policing and saved more than 100,000 lives from potential death or serious injury.

The next company to revolutionize law enforcement will be TASER International. Our new AXON Flex & EVIDENCE.com platform will change the way police agencies interact with their broader communities. These smart devices, cloud hosted software, training and support services create a Public Safety Platform that will enable our customers to rapidly deploy new technologies, with minimal technical expertise required on their parts.

We believe that digital video and multi-media will become the centerpiece of law enforcement records in the future. We are building a platform that has the potential to dramatically improve the security, efficiency and quality of those records.

We estimate our public safety customers spend between $10 and $20 billion on technology each year in the U.S. alone. The global annual market is likely five to ten times larger. Our customers in the U.S. spend more than $2 billion each year on settlements for legal complaints filed against their agencies. The data from Rialto and other agencies show our solutions can dramatically reduce those expenditures.

At our Analyst Day, we presented models showing that, with reasonable assumptions we believe we can grow TASER to between $166 million and $303 million in revenue over the next three to five years. None of these models assume the kind of rapid adoption we saw with TASER weapons in the early 2000’s.

We believe we have positioned TASER International to deliver an end-to-end solution that brings capabilities our customers have never seen before, using a new technology delivery model that enables us to innovate faster, thereby accelerating our customers’ ability to deploy the leading edge technology required to protect society in a fast changing world.

We solve big, important problems for our customers, creating significant value for all our stakeholders, including our customers, our employees, our shareholders and society at large. Solving big problems is neither easy nor quick. We’ve done this before, in this market, with these same customers. The reason for this letter is to share some of our insights into what we see happening, including leading indicators in both qualitative and quantitative feedback from our customers that provide evidence that change is taking hold.

I’d like to thank you, our shareholders, for your patience and support. We can all take pride in knowing we have built more than a solid and profitable company. We have changed the world for the better, and we have set the foundation to do it again.

Sincerely,

Rick Smith

Founder & CEO

About TASER International, Inc.

TASER International, Inc. (NASDAQ:TASR) is a global provider of safety technologies that protect life and prevent conflict. More than 16,000 public safety agencies in 100 countries rely on TASER® conducted electrical weapons and AXON on-officer camera systems to help protect and serve. Today, the use of TASER CEWs has saved more than 100,000 lives from potential death or serious injury while TASER innovations benefit individuals and families too, providing personal protection and accountability while maintaining regard for life. Since 1994, more than 260,000 individuals have relied on TASER technology as a means for effective personal safety. Learn more about TASER International and its solutions at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737. Be a part of the TASER community by joining us on Facebook, LinkedIn, Twitter, and YouTube.

TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, AXON Flex, X26, X26P and X2 are trademarks of TASER International, Inc.

Note to Investors

To review the TASER International Safe Harbor Statement, please visit:

http://investor.taser.com/phoenix.zhtml?c=129937&p=irol-safeharbor.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we anticipate agencies will take advantage of our upgrade program and that we are well positioned to execute our strategy. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements herein.

TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: market acceptance of our products; budgetary and political constraints of prospects and customers; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; our dependence on sales of our TASER X26 and X2 CEWs; our ability to manage our growth; our ability to increase manufacturing production to meet demand; the outcome of pending litigation; establishment and expansion of our direct and indirect distribution channels; the acceptance of our EVIDENCE.com software model; breach of our security measures resulting in unauthorized access to customer data; our ability to design, introduce and sell new products; delays in development schedules; risks relating to acquisitions and joint ventures; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a “crime control” product by the Federal government, state and local government regulation and foreign regulation; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms or any state; product defects; rapid technological change; our dependence on third party suppliers for key components of our products; component shortages; our dependence on foreign suppliers for key components; rising costs of raw materials and transportation relating to petroleum prices; catastrophic events; outages and disruptions relating to our EVIDENCE.com service; fluctuations in quarterly operating results; foreign currency fluctuations; counterparty risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors.”

For investor relations information please contact Erin Curtis by phone at 480-515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.